Exhibit (b)-(9)

EXECUTION VERSION

CONFIDENTIAL

EQUITY COMMITMENT LETTER

August 14, 2015

Group & Cloud Limited

Address: 288 Fute Zhong Road

The China (Shanghai) Pilot Free Trade Zone

Shanghai 200131

People’s Republic of China

Attention: Ge Li

Facsimile: +86-21-50463718

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Dr. Ge Li (the “Borrower Shareholder”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, certain equity interests of Group & Cloud Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Borrower”).

It is contemplated that, pursuant to that certain Management Debt Commitment Letter, dated as of the date hereof (the “Management Debt Commitment Letter”) issued by Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (each, an “Underwriter” and collectively, the “Underwriters”) to Borrower, the Underwriters irrevocably commit to underwrite a term facility to Borrower of up to $300,000,000 pursuant to a facility agreement (the “Management Loan”), conditional upon, among others, Borrower having received cash proceeds from the Borrower Shareholder of not less than $60,000,000 (the “Borrower Shareholder Equity Commitment”).

This letter agreement also refers to the proposed transactions under that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among WuXi PharmaTech (Cayman) Inc. (the “Company”), New WuXi Life Science Limited, a direct wholly-owned Subsidiary of Holdco (“Parent”), and WuXi Merger Limited, a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent.

Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Management Debt Commitment Letter or the Merger Agreement, as applicable.

1. Equity Commitment.

(a) This letter agreement confirms the commitment of the Borrower Shareholder, immediately prior to the funding under the Management Loan, on the terms and subject to the conditions set forth herein, to purchase, or to cause the purchase of, equity interests of Borrower and to pay, or cause to be paid, to Borrower in immediately available funds an aggregate cash purchase price equal to the Borrower Shareholder Equity Commitment; provided that the Borrower Shareholder shall not, under any circumstances, be obligated to contribute more than the Borrower Shareholder Equity Commitment to Borrower and the aggregate amount of liability of the Borrower Shareholder hereunder shall not exceed the amount of the Borrower Shareholder Equity Commitment.

(b) The Borrower Shareholder may effect the funding of the Borrower Shareholder Equity Commitment directly or indirectly through Affiliates of the Borrower Shareholder. The Borrower Shareholder will not be under any obligation under any circumstances to contribute more than the amount of the Borrower Shareholder Equity Commitment to Borrower.

2. Conditions. The Borrower Shareholder Equity Commitment shall be subject to (a) the execution of definitive documents in respect of the Management Loan, (b) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing) of the Merger Agreement have been satisfied or waived, and (c) the Debt Financing and/or the Alternative Financing (if applicable) will be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing.

3. Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Borrower Shareholder is executing and delivering to the Company a limited guarantee related to certain payment obligations of Parent under the Merger Agreement (the “Limited Guarantee”). Other than as set forth herein, or with respect to the Retained Claims (as defined in the Limited Guarantee), the Company’s remedies against the Borrower Shareholder under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its Affiliates against the Borrower Shareholder and the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any claims, liabilities or obligations arising out of or relating to this letter agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Borrower Shareholder’s breach of its obligations under this letter agreement.

4. Enforceability; Third-Party Beneficiary. This letter agreement may only be enforced (i) by Borrower, (ii) by the Company to seek specific performance of the Borrower Shareholder’s obligations to fund the Borrower Shareholder Equity Commitment, (iii) by the Company to seek specific performance of Borrower Shareholder’s obligations under Section 1(a) of this letter agreement to contribute such funds to Borrower, in the case of each of clause (ii) and clause (iii), subject to Section 6 and Section 7, as though the Company were a party hereto or (iv) by the Company, as explicitly set forth in Section 13. None of Borrower’s or the Company’s creditors shall have the right to enforce this letter agreement, to cause Borrower or the Company to enforce this letter agreement against the Borrower Shareholder, or to cause the Company to enforce this letter agreement against Borrower. The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce the obligations set forth therein; provided that the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance to cause Borrower to seek specific performance of the Borrower Shareholder’s obligations to fund the Borrower Shareholder Equity Commitment. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Borrower, and, to the extent expressly provided herein, the Company, any rights or remedies under or by reason of this letter agreement.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Borrower, the Borrower Shareholder and the Company. Together with the Management Debt Commitment Letter and the Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Borrower Shareholder or any of his Affiliates, on the one hand, and Borrower or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6. Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7. Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7(a) in any way.

8. Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Borrower solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Borrower and the Borrower Shareholder; provided, however, that each of the Borrower and the Borrower Shareholder may disclose the existence and content of this letter agreement to the Company, to their respective officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), to the Sponsors and their respective Representatives and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Management Debt Commitment Letter or the transactions as permitted by or provided in the Management Debt Commitment Letter.

10. Termination. This letter agreement and the obligation of the Borrower Shareholder to fund the Borrower Shareholder Equity Commitment will terminate automatically upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have made a claim under Section 4 hereof prior to such termination of the Merger Agreement, in which case this letter agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Borrower Shareholder of any obligations finally determined or agreed to be owed by the Borrower Shareholder pursuant to this letter agreement), (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation, and (c) the Company or any of its Affiliates asserting a claim that would make the Limited Guarantee become terminable in accordance with the terms thereof.

11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Borrower covenants, acknowledges and agrees that no person other than the Borrower Shareholder and Borrower (and their respective permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Borrower or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Borrower against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12. Representations and Warranties. The Borrower Shareholder hereby represents and warrants to Borrower that (i) the Borrower Shareholder has full capacity and authority to execute, deliver and perform this letter agreement; (ii) this letter agreement has been duly and validly executed and delivered by the Borrower Shareholder and (assuming due execution and delivery of this letter agreement) constitutes a valid and legally binding obligation of the Borrower Shareholder, enforceable against it in accordance with the terms of this letter agreement (subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law)); (iv) no action, consent, permit, authorization by, and, except for compliance with the Exchange Act and the rules and regulations promulgated thereunder, no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Borrower Shareholder; (v) the execution, delivery and performance of this letter agreement by the Borrower Shareholder do not (x) violate any applicable laws binding on the Borrower Shareholder or the assets of the Borrower Shareholder, or (y) constitute a material breach of any material agreement binding on the Borrower Shareholder; and (vi) the Borrower Shareholder has available funds in excess of the sum of the Borrower Shareholder Equity Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding.

13. No Assignment. The Borrower Shareholder’s obligation to fund the Borrower Shareholder Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated, except that the Borrower Shareholder may assign or delegate all or a portion of its obligations to fund the Borrower Shareholder Equity Commitment to any of the Borrower Shareholder’s Affiliates; provided, that any such assignment or delegation shall not relieve the Borrower Shareholder of his obligations under this letter agreement to the extent not performed by such Affiliate. Borrower may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Borrower, without the prior written consent of the Borrower Shareholder and the Company (which shall be given or withheld solely in the discretion of the Borrower Shareholder and the Company). Borrower may not assign any of its obligations hereunder. Any transfer, assignment or delegation in violation of this Section 13 shall be null and void and of no force and effect.

14. Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

15. Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

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Sincerely,

/s/ Ge Li
Ge Li

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to and accepted as of the date first written above:

Group & Cloud Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

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